Exhibit 99.1

For Immediate Release

CONTACTS:

Elixir Gaming

Traci Mangini

SVP, Corporate Finance

312/867-0848

ELIXIR GAMING TECHNOLOGIES ANNOUNCES PARTICIPATION CONSOLIDATION
AGREEMENT WITH LEADING CAMBODIAN CASINO RESORT NAGAWORLD

- New Agreement Includes Expanded Operations and Favorable Consolidated

Contract Terms —

- Elixir Gaming in Final Stages of Asset Valuation Analysis and Anticipates Recording
Non-Cash Impairment Charge of $11.5-$13.5 Million —

Hong Kong — January 6, 2010 - Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) (“Elixir Gaming” or “the Company”), a leading technology and solutions provider to the Pan-Asian gaming industry, today announced that it has entered into a Machine Operation Participation Consolidation Agreement (“Agreement”) with NagaWorld Limited (“NagaWorld”), a wholly-owned subsidiary of the Hong Kong listed NagaCorp Ltd. (HKSE:3918), which includes a commitment to place an additional 200 electronic gaming machines on a participation basis at its NagaWorld casino resort.  In addition, the Agreement serves to amend and consolidate terms for all Elixir Gaming machine operations at NagaWorld, including increasing the overall average revenue share to Elixir Gaming to 25% and extending the contract duration. Elixir Gaming currently operates 440 gaming machine seats at NagaWorld, which achieved average win per unit per day (WUD) of over $200 for the months of November and December 2009. NagaWorld is a luxury casino resort in Cambodia and is the only licensed full service casino in and around the capital city of Phnom Penh.

Under the terms of the Agreement, Elixir Gaming exercised its option pursuant to its July 25, 2009 expansion contract to place 200 additional electronic gaming machine seats (“Additional Machines”) in certain prime areas of NagaWorld’s casino lobby floor and will share in the gross revenue generated by each of these machines. Elixir Gaming anticipates 120 of the Additional Machines to be in operation within the first quarter of 2010 and the remaining 80 to be in operation within the second quarter of 2010. In addition, the Agreement serves to amend and consolidate the terms of the Company’s prior contracts with NagaWorld, which will have the effect of regulating all slot and operations management of a maximum of 640 gaming machine seats at NagaWorld.  The amended and consolidated terms are effective December 30, 2009.

- more –

Under these terms, Elixir Gaming and NagaWorld will have joint control over the operation of all the Company’s electronic gaming machine seats, including floor staff and respective audit rights. Elixir Gaming and NagaWorld will share the revenue and certain operating costs, such as marketing and floor staff, at a 25% / 75% split, respectively, and Elixir Gaming will receive on a daily basis its relevant portion of the daily win in cash. The contract duration is six years and expires on February 28, 2016.  Furthermore, the terms include a first right of refusal for any other suitable and available areas for the operation of electronic gaming machines on the casino lobby floor of NagaWorld under the terms of this Agreement.  Elixir Gaming would generally have a period of two months from the time of availability to consider the placement of its units in the relevant area and no additional commitment fee would be required for the placement in such area provided that the Company’s total number of operating gaming machine seats do not exceed 640.

In consideration for the Agreement, Elixir Gaming shall pay to NagaWorld a $1.38 million one-time non-refundable contract amendment fee and an upfront commitment fee of $4.10 million for the Additional Machines. Both the one-time contract amendment fee and commitment fee are to be paid in three installments.  The first 50% installment thereof was paid on December 30, 2009, the second 25% payment thereof is due on or before January 15, 2010, and the third and final 25% installment is due on or before January 31, 2010.

Elixir Gaming will be entitled to 100% of the WUD from the Additional Machines until it has received the accumulated total of $5.47 million (the $4.10 million commitment fee plus Elixir Gaming’s 25% share of the WUD). As with all of the Company’s gaming machine seats placed under an upfront commitment fee arrangement, Elixir Gaming collects 100% of the cash gross net win from these units of which 25% is recorded as revenue.

Clarence Chung, Chairman and Chief Executive Officer of Elixir Gaming, commented, “We are pleased to work with our partner NagaWorld to continue to expand its slot floor operations.  With the addition of these 200 units, Elixir Gaming’s installed machine base at NagaWorld is expected to reach 640 seats during the second quarter of 2010.  With these additional units, Elixir Gaming will have gaming machines installed covering most of the currently available prime ground floor slot space at NagaWorld.  Given NagaWorld’s position as the exclusive casino license holder in the Phnom Penh area and our demonstrated success with our current slot operations at NagaWorld, we feel confident that we can continue to drive strong growth in participation revenue and cash flow with these additional placements.”

Also today, Elixir Gaming announced it is in the final stages of its annual valuation review of its gaming machine assets as required by U.S. Generally Accepted Accounting Principles (GAAP).  The review is being conducted in an effort to formulate the Company’s future deployment plans and determine the usability of its machines with a view to optimize machine performance. In accordance with GAAP and subject to final evaluation by an independent valuation firm, the Company anticipates recording a non-cash impairment charge in the range of $11.5 to $13.5 million as of December 31, 2009.

A substantial portion of the impairment is the write-down to fair market value of certain gaming machines in inventory deemed as non-performing for the Company’s current target markets or their customers’ preferences. To a lesser extent, the impairment also includes the write-down of the Company’s Philippine operations’ gaming assets based on whether the current carrying value of the machines in operation in this market is higher than the expected value as forecasted by the projected future cash flows.  The Company considers the write-down prudent based on its assessment of gaming machine performance in its respective markets.

While the Company believes the Philippines remains a viable market for Elixir Gaming and its operations there are expected to continue to be a meaningful contributor to positive cash flow, based on market knowledge gained from its operating experience over the last year, the Company has re-evaluated its growth assumptions for its operations in this market.  Despite the downward revision of the revenue assumptions, with the benefit of the ramp-up of several immature venues and targeted marketing initiatives the Company still expects to improve average WUD in the Philippines in the range of 20% to 30% from current levels over the next two to three years.

The Company anticipates it will purchase additional gaming machines to supplement existing inventory and source future targeted deployment plans. Given the Company’s strong current and projected future cash flow generation capability from its operations at NagaWorld (including the recoupment of commitment fees paid and the Company’s share of net wins from its machine installed base at NagaWorld), the state of the previously-owned gaming machine market, and its strong relationships with gaming equipment manufacturers, Elixir Gaming anticipates funding its 2010 gaming machine purchases for its existing project pipeline from cash on hand and expected net cash flow from operations.

Clarence Chung concluded, “Elixir Gaming remains focused on and committed to its operations in its existing markets of Cambodia and the Philippines.  The valuation review of our gaming machine assets will complete the Company’s restructuring of its operations under our new management and the resulting write-down will not only help the Company to better align revenue and the related costs but also will rationalize the carrying value of the assets against the projected income for the Philippines market. Further, the reduced depreciation expense will accelerate the time needed for us to achieve positive GAAP earnings.

“With the completion of our restructuring, our improved financial flexibility, and continued strong cash flow  projected from our operations at NagaWorld, we feel confident we now have the right operating model, experience, and relationships to capitalize on high-potential growth opportunities in the emerging Asian gaming markets and to enhance shareholder value.”

About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a provider of gaming technology solutions. The Company secures long-term contracts to provide comprehensive turn-key solutions to 3, 4, and 5 star hotels and other well-located venues in Asia that seek to offer casino gaming products. The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance. The Company has established a strategic presence in the Asia Pacific region with a focus on the Philippines and Cambodia markets.  For more information please visit www.elixirgaming.com.

About NagaCorp Ltd.

NagaCorp Ltd. (3918.HK) operates NagaWorld, the only licensed 5-Star Hotel Casino Resort in Phnom Penh, the capital of Cambodia. NagaCorp holds a casino license issued by the Royal Government of Cambodia, which gives the company the rights to operate the casino for 70 years commencing January 1995 with 41 years exclusivity within a 200 kilometer radius of Phnom Phen (except the Cambodia-Vietnam boarder area, Bokor, Kirirom Mountains, and Sihanoukville.) One of Cambodia’s most popular tourist destinations, NagaWorld currently has, among others, 508 rooms, 176 table games, a premium meeting, incentive travel, convention, and exhibition (MICE) facility, a retail shopping area, a collection of restaurants and bars, a karaoke lounge, and a spa. NagaCorp Ltd. is incorporated in Cayman Islands with limited liability and its securities are listed on the Main Board of The Stock Exchange of Hong Kong Limited.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the business of Elixir Gaming, its working capital requirements and future revenue and profitability.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to Elixir Gaming’s inability to place gaming machines at significant levels, whether the gaming machines placed generate the expected amount of net-win, the ability of Elixir Gaming to acquire additional capital as and when needed, the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 30, 2009 and our Form 10-Q for the three months ended September 30, 2009 filed on November 10, 2009.  Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements.  Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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